                                    FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                    pursuant to section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

                     St. Mary Land & Exploration Company
             (Exact name of registrant as specified in its charter)

              Delaware                                   41-0518430
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado            80203
     (Address of principal executive offices)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered

Common Stock, $.01 par value                      New York Stock Exchange, Inc.
Rights to Purchase Common Stock                   New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.
[   ]

Securities Act registration statement file number to which this form relates:
_______________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

                 Information required in registration statement

Item 1.  Description of Registrant's Securities to be Registered.

General

         St. Mary Land & Exploration Company, a Delaware corporation (the
"Company"), is authorized to issue 100,000,000 shares of common stock, $.01 par value (the "Common Stock"). As of October 22, 2002, 27,931,780 shares of Common
Stock were issued and outstanding.

         The Common Stock has heretofore been traded on the Nasdaq National
Market under the symbol "MARY" and registered under Section 12(g) of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to a
Registration Statement on Form 8-A filed on November 18, 1992, but the Company has applied for listing of the Common Stock on the New York Stock Exchange, Inc.
and this filing is made to register the Common Stock under Section 12(b) of the
Exchange Act.

Common Stock

         Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors.
Accordingly, the holders of a majority of the outstanding shares of Common Stock are able to elect the Company's entire Board of Directors (the "Board"). Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board out of legally available funds. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. If the
Company liquidates, dissolves or winds up its business, the holders of Common
Stock will be entitled to share ratably in the Company's net assets remaining after the payment of all creditors. When issued and fully paid for, the shares of Common Stock are fully paid and non-assessable. The transfer agent and registrar for the Common Stock is Computershare Trust Company, Inc.

         The Company's Shareholder Rights Plan dated effective as of August 1,
1999, as amended (the "Shareholder Rights Plan"), provides that a right to purchase Common Stock ("Right") is associated with each share of Common Stock. A discussion of the Shareholder Rights Plan and the Rights appears below under the caption "Anti-Takeover Matters - Shareholder Rights Plan."

Anti-Takeover Matters

         Certificate of Incorporation and By-Laws

         Provisions of the Company's Certificate of Incorporation, as amended
(the "Certificate of Incorporation"), and By-Laws, as amended (the "By-Laws"), may have the effect of delaying, deferring or preventing a change in control of the Company. Among other things, the Certificate of Incorporation does not provide for cumulative voting in the election of directors and the By-Laws

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impose certain procedural requirements on stockholders who wish to make nominations for the election of directors or propose other actions at meetings of stockholders.

         These provisions, alone or in combination with each other and with the
Shareholder Rights Plan described below, may discourage transactions involving actual or potential changes in control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of Common Stock.

         Shareholder Rights Plan

         On July 15, 1999, the Board adopted the Shareholder Rights Plan, under which Rights were distributed as a dividend to the holders of shares of Common
Stock at the rate of one Right for each share of Common Stock held as of August
5, 1999 and issued thereafter, with each Right initially representing the right to purchase one share of Common Stock upon the terms and subject to the conditions of the Shareholder Rights Plan. The Shareholder Rights Plan is
designed to enhance the Board's ability to prevent an acquirer from depriving the Company's stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire the Company by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

         Under the Shareholder Rights Plan, the Rights are exercisable at a price of $100.00 per share. The Rights attach to and trade with the shares of
Common Stock. The Rights will expire on December 31, 2009. The Rights may be redeemed by the Company at a redemption price of $0.001 per Right prior to ten business days after a person or group has accumulated 20% or more of the shares of Common Stock.

         If a person or group acquires 20% or more of the Common Stock, the
Rights would then be modified to represent the right to receive, for the exercise price, Common Stock having a value worth twice the exercise price. If the Company were involved in a merger or other business combination at any time after a person or group has acquired 20% or more of the Common Stock, the Rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each Right. In either case, all Rights held or acquired by a person or group holding 20% or more of the Company's Common Stock would be void.

         Prior to the time that a person or group acquires 20% or more of the
Common Stock, the Company may amend any provision of the Shareholder Rights Plan in any manner which the Company deems desirable without the approval of any holders of the Rights or shares of Common Stock.

         The foregoing summary description of the Shareholder Rights Plan and the Rights does not purport to be complete and is qualified in its entirety by reference to the actual Shareholder Rights Plan and First Amendment to
Shareholder Rights Plan, which are exhibits to this Registration Statement and are incorporated in this summary description by reference.

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Item 2.  Exhibits.

Exhibit
  No.         Description
  ---         -----------

  3.1        Restated Certificate of Incorporation of St. Mary Land &
             Exploration Company, as amended in May 2001 (filed on August 13,
             2001 as Exhibit 3.1 to the registrant's Quarterly Report on Form
             10-Q (File No. 000-20872) for the quarter ended June 30, 2001 and incorporated herein by reference)

  3.2        Restated By-Laws of St. Mary Land & Exploration Company, as
             amended in July 2001 (filed on November 13, 2001 as Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q (File No. 000-20872)
             for the quarter ended September 30, 2001 and incorporated herein by reference)

  4.1        Form of Stock Certificate for Shares of Common Stock (filed on May
             21, 2002 as Exhibit 4.3 to the registrant's Registration Statement on Form S-3 (Registration No. 333-88712) and incorporated herein by reference)

  4.2        Shareholder Rights Plan of St. Mary Land & Exploration Company
             adopted on July 15, 1999 (filed on August 17, 1999 as Exhibit 4.1 to the registrant's Quarterly Report on Form 10-Q/A (File No.
             000-20872) for the quarter ended June 30, 1999 and incorporated herein by reference)

  4.3        First Amendment to Shareholder Rights Plan of St. Mary Land &
             Exploration Company dated March 15, 2002 (filed on March 19, 2002 as Exhibit 4.2 to the registrant's Annual Report on Form 10-K
             (File No. 000-20872) for the year ended December 31, 2001 and incorporated herein by reference)

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                                    Signature

         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     ST. MARY LAND & EXPLORATION COMPANY

Date: November 12, 2002               By: /s/ MARK A. HELLERSTEIN
                                        ---------------------------------
                                     Mark A. Hellerstein, Chairman of the Board,
                                     President and Chief Executive Officer